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FOR IMMEDIATE RELEASE               CONTACT:  PETER G. MATHON
July 29, 1997                                 P.R. Counsel
                                              404-352-8015



               CITIZENS BANCSHARES AND FIRST SOUTHERN BANCSHARES
                          ANNOUNCE MERGER DISCUSSIONS

Citizens Bancshares Corporation, parent company of Citizens Trust Bank, and First Southern Bancshares, Inc., parent company of First Southern Bank and FSB Mortgage Services, Inc., have signed a letter of intent to merge, subject to appropriate due diligence and regulatory approval. The merger, expected to be complete by year end, will create the third largest African-American owned commercial bank in the United States, with assets of approximately $200 million.

"Both of these banks are committed to the metro community and to their customers," said Herman J. Russell, chairman of the board for Citizens Bancshares. "By coming together, we'll be able to embrace our community and to empower our customers even more strongly than either bank can do alone. This is a classic case of the sum being greater than the parts."

Citizens Trust, founded in 1921, has assets of $137 million, eight locations, and 148 employees. First Southern, founded in 1987, has assets of $59 million, three locations, and 41 employees, while FSB Mortgage Services, which was purchased by First Southern in September of 1996, has 20 employees. James E. Young will serve as president and chief executive officer of the new bank, to be known as "Citizens Trust Bank." Young is now president and CEO of First Southern Bank, while Dr. Johnnie L. Clark currently serves as acting president and CEO of Citizens Trust.
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This is the beginning of a wonderful new chapter for our bank and our community," said Gregory Baranco, chairman of the board of First Southern. "The new bank will be able to deliver more services more economically to a wider geographic area, while maintaining the personal service and other benefits of community banking. Equally as important, the merger will provide a strong platform for future growth."

One example of better service to the community, according to Russell and Baranco, is that the new bank will have higher legal lending limits due to its larger capital base, so it will be able to handle larger loans.

"Fostering small businesses has been an important focus for both banks and that will continue," explained Russell, who has served on the boards of Citizens Bancshares and Citizens Trust Bank since the mid-1970's. "Atlanta is one of the strongest economic areas in the country, especially for entrepreneurs, and we intend to do our part to help keep up that momentum."

According to Russell and Baranco, no final decision has been made about either the board structure for the new holding company or the senior management structure for the new bank.

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"We will be reviewing these matters in the coming weeks, but we certainly have many diverse and accomplished individuals on the existing boards and we'll have to decide how best to utilize their various skills and knowledge," added Baranco. "This merger has generated great excitement and enthusiasm among members of both boards, feelings we believe will also translate to our employees and our customers."

The merger will be a tax-free exchange, with each outstanding share of First Southern stock being converted into 1.508 shares of stock of the combined company. It is subject to approval by First Southern shareholders a well as to regulatory approval by the Board of Governors of the Federal Reserve System and the Georgia Department of Banking and Finance.


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